 EXHIBIT 5.1

Janus Capital Law Group, PC

16530 Bake Parkway, Suite 100

Irvine, California 92618

March 13, 2017

Nemus Bioscience, Inc.

600 Anton Boulevard, Suite 1100

Costa Mesa, CA 92626

RE: Legal Opinion Pursuant to SEC Form S-1 Registration Statement – Nemus Bioscience, Inc. (the "Company"), a Nevada corporation

Ladies and Gentlemen:

I have acted as special counsel to the Company for the limited purpose of rendering this opinion in connection with the Registration Statement on Form S-1 and the Prospectus included therein filed even date herewith (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) and which, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Act”), is being used as a combined prospectus in connection with (i) the Registration Statement, (ii) the registration statement on Form S-1 (File No. 333-206992), which initially became effective on November 20, 2015, including the Post-Effective Amendment No. 1, which became effective on April 25, 2016, (iii) the registration statement on Form S-1 (File No. 333-214761), which became effective on December 5, 2016, and (iv) the registration statement on Form S-1 (File No. 333-215645), which became effective on February 8, 2017. The Registration Statement constitutes Post-Effective Amendment No. 2 to the registration statement on Form S-1 (File No. 333-206992), Post-Effective Amendment No. 1 to the registration statement on Form S-1 (File No. 333-214761) and Post-Effective Amendment No. 1 to the registration statement on Form S-1 (File No. 333-215645).

The Registration Statement is being filed with the SEC under the Act, with respect to the registration and proposed sale of up to 25,585,663 shares of the Company’s common stock, $0.001 par value, including (i) 3,800,000 shares of common stock issuable upon the conversion of shares of the Company’s Series D preferred stock (the “Series D Preferred Convertible Shares”); (ii) 14,501,500 shares of common stock issuable upon the conversion of shares of the Company’s Series B preferred stock (the “Series B Preferred Convertible Shares”) (the Series D Preferred Convertible Shares and the Series B Preferred Convertible Shares shall collectively be referred to herein as the “Convertible Preferred Shares”); (iii) 6,250,000 shares of common stock issuable upon exercise of the warrants which the Company sold to investors in a private placement on August 20, 2015 (the “Private Placement Warrants”); (iv) 241,663 shares of common stock which the Company sold to investors in a private placement on January 7, 2015 (the “Private Placement Shares”); and (v) 792,500 shares of common stock issuable upon exercise of warrants issued to the Company’s placement agents (the "Placement Agent Warrants"). The 25,585,663 shares of the Company’s common stock being registered in the Registration Statement shall be referred to herein, collectively, as the “Securities.” The shares of common stock issuable upon the exercise of the Private Placement Warrants and the Placement Agent Warrants shall be referred to herein as the “Warrant Shares.”

I was not engaged to prepare or review any portion of the Registration Statement. I express no opinion as to the accuracy or adequacy of the disclosures contained in the Registration Statement. In my capacity as special counsel to the Company, I have examined instruments, documents, and records, which I have deemed relevant and necessary for the basis of my opinion, including, but not limited to, the Registration Statement, the Articles of Incorporation of the Company, the Company’s Certificate of Designations of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, the Company’s Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (collectively, the “Certificates of Designations”), and certain other corporate records I deemed relevant. Additionally, I have reviewed and made such other examinations of law and fact as I have deemed relevant to form the opinion hereinafter expressed.

I have examined such documents in light of the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

In such examinations, I have assumed the legal capacity of all natural persons, the authenticity and completeness of all instruments presented to me as original documents, the conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies, the genuineness of all signatures, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

In conducting my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate, limited liability company, or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing, I make the following opinion on the legality of the Securities. I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 236,000,000 shares of Common Stock, $0.001 par value and 20,000,000 shares of Preferred Stock.

3. The Convertible Preferred Shares and the Warrant Shares registered for sale under the Registration Statement have been duly authorized by all necessary corporate action of the Company, and, when issued, paid for, sold and delivered in accordance with the terms of, without limitation, the Certificates of Designations, the warrant agreements as described in the Registration Statement, and, if applicable, any prospectus supplement, will be validly issued, fully paid and non-assessable.

4. The Private Placement Shares registered for sale under the Registration Statement have been duly authorized by all necessary corporate action of the Company, are validly issued, fully paid and non-assessable.

This opinion letter is limited to the status of Securities, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and I have assumed that at no future time would any such subsequent change of fact or law affect adversely my ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations, and qualifications as are contained herein.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving this consent, I do not hereby admit that I am an "expert" under the Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Further, in giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated therein or Item 509 of Regulation S-K.

Very Truly Yours,

Janus Capital Law Group, PC

/s/ Deron M. Colby

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